Exhibit 99.4

The undersigned hereby consents to being named in this joint proxy statement/prospectus included in the Registration Statement on Form S-4 filed by The Middleby Corporation (including any amendments to such Registration Statement) in connection with the Agreement and Plan of Merger, dated as of April 20, 2021, by and among The Middleby Corporation, , Middleby Marshall Inc., Mosaic Merger Sub, Inc. and Welbilt, Inc., as it may be amended from time to time, as a person who will become a director and to the filing of this consent as an exhibit to the Registration Statement.

Date: May 28, 2021	/s/ Cynthia M. Egnotovich
Name: Cynthia M. Egnotovich